Calculation of Filing Fee Tables
S-4
Compass, Inc.
Table 1: Newly Registered and Carry Forward Securities	☐Not Applicable
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Class A common stock, par value $0.001 per share	Other	197,585,306		$ 1,715,040,454.00	0.0001381	$ 236,847.09
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 1,715,040,454.00		$ 236,847.09
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 236,847.09
Offering Note
[1]	1a. The amount registered represents the estimated maximum number of shares of Class A common stock, par value $0.00001 per share (the "Compass Class A Common Stock"), of Compass, Inc. (the "Registrant") to be issued upon the completion of the merger (the "Merger") and other transactions contemplated by the Agreement and Plan of Merger (the "Merger Agreement"), dated September 22, 2025, among the Registrant, Anywhere Real Estate Inc. ("Anywhere") and Velocity Merger Sub, Inc., and is estimated as the product of (a) the exchange ratio in the Merger Agreement of 1.436 and (b) 137,594,224 shares of common stock, par value $0.01 of Anywhere ("Anywhere Common Stock"), which is the sum of (1) 112,130,696 shares of Anywhere Common Stock outstanding as of November 3, 2025; and (2) 25,463,528 shares of Anywhere Common Stock potentially issuable in respect of Anywhere RSU Awards, Anywhere DSU Awards, Anywhere PSU Awards (assuming satisfaction of applicable performance goals at the maximum performance level) and Anywhere Options Awards. 1b. The maximum aggregate offering price is estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the "Securities Act"), and calculated pursuant to Rule 457(c) and Rule 457(f)(1) under the Securities Act. Such amount was calculated as the product of (x) $8.68, the average of the high and low prices per share of Compass Class A Common Stock as of November 10, 2025, which is within five business days prior to the filing of this Registration Statement on Form S-4, and (y) 197,585,306, the estimated maximum number of shares of Compass Class A Common Stock to be issued in exchange for Anywhere Common Stock (which includes certain Anywhere RSU Awards, Anywhere DSU Awards, Anywhere PSU Awards and Anywhere Options Awards).

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Table 3: Combined Prospectuses	☑Not Applicable
	Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date
N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A